Exhibit 99.1

                       Crimson Exploration Inc. Announces
             Fourth Quarter and Yearend Financial Results for 2005

    HOUSTON--(BUSINESS WIRE)--April 6, 2006--Crimson Exploration Inc. (OTCBB:CXPI) today announced financial results for the fourth quarter and full year of 2005.

    Summary Financial Results

    Revenues for the fourth quarter of 2005 were $4.9 million compared to revenue of $3.3 million in the prior year quarter, a 48% increase due to a 36% increase in our average realized price, on an equivalent basis, and a 1% increase in sales volumes, both of which are discussed more fully below. Revenues for the year 2005 were $17.7 million compared to $11.2 million for 2004, a 58% increase due to a 23% increase in sales volumes and a 25% increase in the average realized price.
    Production for the fourth quarter of 2005 was 562,627 mcfe of natural gas equivalents, or 6,116 mcfe per day, compared with production of 554,829 mcfe, or 6,031 per mcfe per day, in the 2004 quarter. Increases in production during 2005 attributable to our development program were offset in the fourth quarter by production losses due to Hurricane Rita at the end of September and collapsed casing in the largest well in our Nelsonville field, also in September. Production from the 400 mcfe per day well in Nelsonville was restored in March 2006; however, production from the Grand Lake and Laccasine fields is still about 20%, or 1,000 mcfe per day, below pre-hurricane levels due to mechanical problems that should be resolved by the end of April 2006. Production for the year totaled approximately 2.5 bcfe of natural gas equivalents compared to 2004 production of approximately 2.1 bcfe, a 23% increase attributable to the success of our 2005 development program. We are currently producing approximately 7,600 mcfe per day.
    Average prices received in the field during the fourth quarter of 2005 were $57.16 per barrel of oil and $11.00 per mcf of natural gas, or $10.38 per mcfe of equivalents, compared to $45.86 per barrel of oil, $6.69 per mcf and $7.17 per mcfe for the 2004 quarter. Adjusting for the effects of realized losses on our commodity price hedges, our average realized prices in the 2005 quarter were $47.97, $9.09 and $8.63 for oil, natural gas and natural gas equivalents, respectively. For 2004, average realized prices for the quarter were $35.32, $5.97 and $5.93 per barrel, mcf and mcfe, respectively. For the year, average field and realized prices were $8.43 and $6.89 per mcfe, respectively, in 2005, compared with $6.23 and $5.35 per mcfe, respectively, in 2004.
    Cash flow from operations for the fourth quarter of 2005, exclusive of changes in working capital, increased to $1.9 million, compared with the $400,000 reported for the 2004 quarter. For the year 2005, cash flow from operations, exclusive of changes in working capital, increased to $6.6 million compared with approximately $500,000 reported for 2004. We reported a net loss for the fourth quarter and full year of 2005 of $400,000 and $3.5 million respectively, compared to net income of $3.7 million and $8.1 million for the fourth quarter and full year, respectively, of 2004. The 2005 fourth quarter loss, and the loss for the year, included a $3.2 million impairment of the Mustang Island 749 well initially drilled in the first quarter of 2005 that we now believe will prove to be uneconomical. Net income for the 2004 quarter included $3.2 million related to the revaluation of our deferred tax asset, as a result of the February 2005 recapitalization, and the full year 2004 also included $12.5 million in forgiveness of debt related to an April 2004 refinancing.

    Selected Financial and Operating Data

    The following table reflects certain comparative financial and operating data for the three and twelve month periods ending December 31, 2005 and 2004:



                                              Three Months
                                           Ended December 31,
                                              (Unaudited)
----------------------------------------------------------------------
                                        2005        2004            %
----------------------------------------------------------------------
Total Volumes Sold:
  Crude oil (barrels)                  39,320      46,335         -15%
  Natural gas (mcf)                   326,707     276,819          18%
  Natural gas equivalents
   (mcfe)                             562,627     554,829           1%


----------------------------------------------------------------------
Daily Sales Volumes:
   Crude oil (barrels)                    427         504         -15%
   Natural gas (mcf)                    3,551       3,009          18%
   Natural gas equivalents (Mcfe)       6,116       6,031           1%


----------------------------------------------------------------------
Average oil sales price ($ per
 bbl):
 Average price received in field       $57.16      $45.86          25%
 Realized effects of hedging
  instruments                           (9.18)     (10.54)        -13%
                                  ------------------------
 Net realized price, after hedging     $47.98      $35.32          36%

 Average basis differential(NYMEX-
  WTI)                                 $(2.76)     $(2.38)         16%
----------------------------------------------------------------------

----------------------------------------------------------------------
Average gas sales price ($ per
 mcf):
 Average price received in field       $11.00       $6.69          64%
 Realized effects of hedging
  instruments                           (1.91)      (0.72)        165%
                                  ------------------------
 Net realized price, after hedging      $9.09       $5.97          52%

Average basis differential
 (Houston Ship Channel)                 $1.09        $.44         148%
----------------------------------------------------------------------

----------------------------------------------------------------------
Selected Costs ($ per mcfe):
 Lease operating expenses               $2.34       $2.04          15%
 Depreciation and depletion
  expense                               $1.38       $1.41          -2%
 General and administrative
  expense                               $2.22       $1.04         113%
 Interest expense                        $.07       $2.09          96%
----------------------------------------------------------------------

----------------------------------------------------------------------
Cash provided by  (used in)
 operating activities, exclusive
 of changes in  working capital    $1,908,114    $405,994         370%
----------------------------------------------------------------------

----------------------------------------------------------------------
Capital expenditures
 Exploratory                         $279,920          $-         100%
 Development                        1,162,679   2,897,021         -60%
 Other                                703,868     123,527         470%
                                  ------------------------
                                   $2,146,467  $3,020,548         -29%
----------------------------------========================------------

----------------------------------------------------------------------
Earnings per Common Share
 Basic                                  $(.04)       $.19
 Fully Diluted                          $(.04)       $.10
----------------------------------------------------------------------


                                               Twelve Months
                                            Ended December 31,
                                                (Audited)
----------------------------------------------------------------------
                                        2005        2004            %
----------------------------------------------------------------------
Total Volumes Sold:
  Crude oil (barrels)                 177,833     173,865           2%
  Natural gas (mcf)                 1,482,250   1,033,433          43%
  Natural gas equivalents
   (mcfe)                           2,549,248   2,076,623          23%
----------------------------------------------------------------------

----------------------------------------------------------------------
Daily Sales Volumes:
 Crude oil (barrels)                      487         476           2%
 Natural gas (mcf)                      4,061       2,831          43%
 Natural gas equivalents (Mcfe)         6,984       5,689          23%
----------------------------------------------------------------------

----------------------------------------------------------------------
Average oil sales price ($ per
 bbl):
 Average price received in field       $53.49      $38.82          38%
 Realized effects of hedging
  instruments                          (13.88)      (7.19)         93%
                                 -------------------------
 Net realized price, after
  hedging                              $39.61      $31.63          25%

Average basis differential (NYMEX
 -WTI)                                 $(2.91)     $(2.60)         12%
----------------------------------------------------------------------

----------------------------------------------------------------------
Average gas sales price ($ per
 mcf):
 Average price received in field        $8.08       $5.99          35%
 Realized effects of hedging
  instruments                           (0.99)      (0.57)         74%
                                 -------------------------
 Net realized price, after
  hedging                               $7.09       $5.42          31%

 Average basis differential
  (Houston Ship Channel)                 $.47        $.18         161%
----------------------------------------------------------------------

----------------------------------------------------------------------
Selected Costs ($ per mcfe):
 Lease operating expenses               $2.19       $2.35          -7%
 Depreciation and depletion
  expense                               $1.23       $1.05          17%
 General and administrative
  expense                               $1.48       $0.97          53%
 Interest expense                       $0.51       $2.00         -74%
----------------------------------------------------------------------

----------------------------------------------------------------------
Cash provided by  (used in)
 operating activities, exclusive
 of changes in  working capital    $6,619,909    $470,502        1307%
----------------------------------------------------------------------

----------------------------------------------------------------------
Capital expenditures
 Exploratory                       $3,157,841          $-         100%
 Development                        6,171,241   6,117,899           1%
 Other                              1,656,926     102,125        1522%
                                 -------------------------
                                  $10,986,008  $6,220,024          77%
---------------------------------=========================------------

----------------------------------------------------------------------
Earnings per Common Share
 Basic                                  $(.27)      $0.41
 Fully Diluted                          $(.27)      $0.26
----------------------------------------------------------------------


    Non - GAAP Financial Measures

    Crimson also presents net cash flow from operations, exclusive of changes in working capital items, which consists of net cash provided by operating activities plus the period change in accounts receivable, other current assets, accounts payable and accrued expenses. Management uses this measure to assess the company's ability to generate cash to fund exploration and development activities. Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity. Net cash flows from operations, exclusive of changes in working capital items should not be considered as an alternative to net cash provided by operational activities as defined by GAAP. The following is a reconciliation of net cash provided by operational activities to net cash flow from operations, exclusive of changes in working capital items:



                              Three Months          Twelve Months
                           Ended December 31,     Ended December 31,
                            2005        2004        2005       2004
                         ----------- ----------- ----------- ---------
Net Cash provided by
 (used in ) operational
 activities              $1,594,213  $1,248,038  $3,544,095  $513,642
Changes in working
 capital:
Accounts receivable         271,944     221,194   1,997,038   267,271
Prepaid expenses            (76,388)   (115,967)    120,707   (30,552)
Accounts payable and
 accrues expenses           118,345    (947,271)    958,069  (279,859)
                         ----------- ----------- ----------- ---------
Net cash flow from
 operations, exclusive
 of working capital
 items                   $1,908,114    $405,994  $6,619,909  $470,502
                         =========== =========== =========== =========


    Three Months Ending December 31, 2005 vs. Three Months Ending
December 31, 2004

    Lease Operating Expenses. Lease operating expenses increased 17% from $1,131,000 in 2004 to $1,319,000 in 2005. The increase was primarily due to higher production taxes related to higher commodity prices, and to a lesser extent, general price increases for goods and services industry-wide. On a per unit basis, expenses increased from $2.04 per Mcfe in 2004 to $2.34 per Mcfe in 2005 because of higher costs and hurricane related production losses.
    Depreciation, Depletion and Amortization (DD&A). DD&A decreased 1% from $782,000 in 2004 to $777,000 in 2005 on substantially flat sales volumes.
    General and Administrative (G&A) Expenses. Our G&A expenses increased from $577,000 in 2004 to $1,247,000 in 2005 due to the expansion of our management team to carry out our post recapitalization growth plan. On a per unit basis, expenses increased from $1.04 per Mcfe in 2004 to $2.22 per Mcfe in 2005.
    Interest Expense. Interest expense decreased 96% from $1,182,000 in 2004 to $42,000 in 2005, primarily due to retirement of debt associated with our February 2005 recapitalization.
    Geological and Geophysical Expense (G&G). G&G expense was $395,000 in 2005 as we began to acquire seismic data as part of our strategy to develop an internal exploratory prospect generation capability. No G&G costs were incurred in 2004 as we focused our capital program on the development of our proved reserves.
    Dry Holes, Abandonment Costs and Impaired Assets. Dry hole, abandonment and impairment expense was $3,671,000 in 2005 compared to $126,000 in 2004. Included in the 2005 expense is a $3.2 million impairment expense for the Mustang Island 749 #1 well that is technically still being evaluated; however, we do not believe that it will ultimately be determined to be economical. The 2004 expense was comprised primarily of leasehold abandonment costs.
    Debt Issuance Costs. Debt issuance costs were $34,000 in 2005 compared with $1,182,000 in 2004. The expense in 2004 was comprised primarily of the amortization of capitalized costs associated with the financings repaid in February 2005.
    Unrealized (Gain)/Loss on Derivative Instruments. Unrealized gain or loss on derivative instruments is the change during the year in the mark-to-market exposure under our commodity price hedging instruments. This non-cash gain for 2005 was $3,072,000 compared with a gain of $916,000 in 2004. The gain (or loss) will vary period to period, and will be a function of the hedges in place, and the strike prices of those hedges, at each balance sheet date.
    Income Tax Benefit. Income tax for 2005 was $831,000 compared to a benefit of $3,204,000 for the year 2004. In 2004 we revalued our deferred tax asset as a result of the February 2005 recapitalization.

    Twelve Months Ending December 31, 2005 vs. Twelve Months Ending
2004

    Lease Operating Expenses. Lease operating expenses increased 14% from $4,880,000 in 2004 to $5,585,000 in 2005. The increase was primarily due to higher production taxes related to higher sales volumes and commodity prices, and to a lesser extent, general price increases for goods and services industry-wide. On a per unit basis, expenses decreased from $2.35 per Mcfe in 2004 to $2.19 per Mcfe in 2005 due to the increase in production on existing properties.
    Depreciation, Depletion and Amortization (DD & A). DD & A increased 43%, from $2,185,000 in 2004 to $3,131,000 in 2005, due to higher production volumes and an increase in the DD & A rate per unit from $1.05 per Mcfe in 2004 to $1.23 per Mcfe in 2005. The increase in our DD &A rate in 2005 resulted from a capital expenditure plan consisting primarily of development projects that increased production and cash flow, but added no reserves.
    General and Administrative (G & A) Expenses. G & A expenses increased 87% from $2,019,000 in 2004 to $3,773,000 in 2005 due to the expansion of our management team to carry out our post recapitalization growth plan. On a per unit basis, expenses increased from $.97 per Mcfe in 2004 to $1.48 per Mcfe in 2005.
    Interest Expense. Interest expense decreased 69% from $4,154,000 in 2004 to $1,303,000 in 2005, primarily due to the retirement of debt associated with our February 2005 recapitalization.
    Geological and Geophysical Expense (G&G). G&G expense was $395,000 in 2005 as we began to acquire seismic data as part of our strategy to develop an internal exploratory prospect generation capability. No G&G costs were incurred in 2004 as we focused our capital program on the development of our proved reserves.
    Dry Holes, Abandonment Costs and Impaired Assets. Dry hole, abandonment and impairment expense was $4,063,000 in 2005 compared to $453,000 in 2004. Included in the 2005 expense were two exploratory dry holes, one of which was plugged and abandoned and one of which is still being evaluated. The Mustang Island 749#1well is technically still being evaluated; however, we do not believe that it will ultimately be determined to be economical, and therefore, included in expense for 2005 was an impairment of $3.2 million. The 2004 expense was comprised primarily of leasehold abandonment costs.
    Debt Issuance Costs. Debt issuance costs were $1,956,000 in 2005 compared with $1,472,000 in 2004. Costs in 2005 included the write-off of previously capitalized debt issuance costs associated with previous financings that were repaid with proceeds from the sale of the Series G Preferred Stock in February 2005. The expense in 2004 was comprised primarily of the amortization of capitalized costs associated with the financings repaid in February 2005.
    Unrealized (Gain)/Loss on Derivative Instruments. Unrealized gain or loss on derivative instruments is the change during the year in the mark-to-market exposure under our commodity price hedging instruments. This non-cash expense for 2005 was $1,643,000 compared with an expense of $1,506,000 for the 2004 year. This expense will vary period to period, and will be a function of the hedges in place, and the strike prices of those hedges, at each balance sheet date.
    Income Tax Benefit. Income tax benefit for 2005 was $792,000 compared to a benefit of $3,204,000 for the year 2004. In 2004 we revalued our deferred tax asset as a result of the February 2005 recapitalization.




                       CRIMSON EXPLORATION INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS


                                     December 31,      December 31,
ASSETS                                   2005              2004
                                       (Audited)        (Audited)
                                   ----------------- ----------------
Total current assets                     $5,825,078       $3,808,878
Net property and equipment               54,223,059       50,123,316
Total other assets                       $3,066,812        3,943,970
                                   ----------------- ----------------

Total Assets                            $63,114,949      $57,876,164
                                   ================= ================

                                     December 31,      December 31,
LIABILITIES AND STOCKHOLDERS'            2005              2004
 EQUITY                                (Audited)        (Audited)
                                   ----------------- ----------------
Total current liabilities                $6,855,735      $37,249,217
Total non-current liabilities             2,414,365        1,950,304
Derivative instruments                    1,039,587                -
Total stockholders' equity               52,805,262       18,676,643
                                   ----------------- ----------------

Total Liabilities & Stockholders'
 Equity                                 $63,114,949      $57,876,164
                                   ================= ================


               CRIMSON EXPLORATION INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS


                         Three Months             Twelve Months
                      Ending December 31,       Ending December 31,
                          (Unaudited)                (Audited)
                                             -------------------------
                        2005        2004         2005         2004
                    ------------ ----------- ------------ ------------

OPERATING REVENUES
  Oil and gas sales  $4,857,328  $3,289,741  $17,551,650  $11,101,114
  Operating
   overhead and
   other income          31,809      40,991      131,158      106,559
                    ------------ ----------- ------------ ------------
     Total
      operating
      revenues        4,889,137   3,330,732   17,682,808   11,207,673
                    ------------ ----------- ------------ ------------
OPERATING EXPENSES
  Lease operating
   expenses           1,319,106   1,130,727    5,585,297    4,879,754
  Geological and
   geophysical          395,327           -      395,327            -
  Depreciation,
   depletion and
   amortization         777,215     782,293    3,130,647    2,184,815
  Dry holes,
   abandoned
   property and
   impaired assets    3,671,253     126,004    4,062,592      452,516
  Asset retirement
   obligations            2,367      57,024       59,850      114,027
  General and
   administrative     1,246,580     576,674    3,772,771    2,018,746
                    ------------ ----------- ------------ ------------
     Total
      operating
      expenses        7,411,848   2,672,722   17,006,484    9,649,858
                    ------------ ----------- ------------ ------------
INCOME FROM
 OPERATIONS          (2,522,711)    658,010      676,324    1,557,815
                    ------------ ----------- ------------ ------------
OTHER INCOME AND
 EXPENSE
  Interest expense      (41,536) (1,182,210)  (1,302,894)  (4,153,578)
  Debt issuance
   costs                (33,517)   (570,320)  (1,955,501)  (1,472,318)
  Loss from equity
   in investments        (2,764)          -      (71,679)           -
  Gain (loss) on
   sale of assets             -      84,437      (38,501)  (2,034,079)
  Unrealized gain
   (loss) on
   derivative
   instruments        3,072,018     916,137   (1,642,643)  (1,505,527)
  Forgiveness of
   debt                       -     591,467            -   12,475,612
                    ------------ ----------- ------------ ------------
     Total other
      income and
      (expense)       2,994,201    (160,489)  (5,011,218)   3,310,110
                    ------------ ----------- ------------ ------------
INCOME (LOSS)
 BEFORE INCOME
 TAXES                  471,490     497,521   (4,334,894)   4,867,925
INCOME TAX BENEFIT
 (PROVISION)           (831,280)  3,204,296      791,655    3,204,296
                    ------------ ----------- ------------ ------------
NET INCOME (LOSS)      (359,790)  3,701,817   (3,543,239)   8,072,221
DIVIDENDS ON
 PREFERRED STOCK
 (PAID QUARTER AND
 YEAR 2005-            (930,192)   (199,528)  (3,562,472)    (455,612)
 $47,497 AND
 $1,127,643; 2004-
 $0 AND $0)
                    ------------ ----------- ------------ ------------
NET INCOME (LOSS)
 AVAILABLE TO
 COMMON
 SHAREHOLDERS       $(1,289,982) $3,502,289  $(7,105,711)  $7,616,609
                    ------------ ----------- ------------ ------------
NET INCOME (LOSS)
 PER SHARE BASIC          $(.04)       $.19        $(.27)        $.41
                    ------------ ----------- ------------ ------------
NET INCOME (LOSS)
 PER SHARE, DILUTED       $(.04)       $.10        $(.27)        $.26
                    ============ =========== ============ ============


    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005 for a further discussion of these risks.


    CONTACT: Crimson Exploration Inc., Houston
             E. Joseph Grady, 281-820-1919